Exhibit 10.1

AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT			1. CONTRACT ID CODE		PAGE OF PAGES
					1	33
2. AMENDMENT/MODIFICATION NO. 0017		3. EFFECTIVE DATE See Block 16C	4. REQUISITION/PURCHASE REQ. NO. OS185824	5. PROJECT NO. (If applicable)
6. ISSUED BY	CODE	ASPR-BARDA	7. ADMINISTERED BY (If other than Item 6)	CODE	ASPR-BARDA01
ASPR-BARDA 200 Independence Ave., S.W. Room 640-G Washington DC 20201			ASPR-BARDA 330 Independence Ave, SW, Rm G644 Washington DC 20201

8. NAME AND ADDRESS OF CONTRACTOR (No., street, county, State and ZIP Code)

CEMPRA PHARMACEUTICALS, INC. 1425009

CEMPRA PHARMACEUTICALS, INC.

BUILDING 2 QUADRANGLE

6320 QUADRANGLE DRIVE, SUITE 360

CHAPEL HILL NC 27517

			☒	9A. AMENDMENT OF SOLICITATION NO.

9B. DATED (SEE ITEM 11)
			☒	10A. MODIFICATION OF CONTRACT/ORDER NO. HHSO100201300009C
10B. DATED (SEE ITEM 13) 05/24/2013
CODE 1425009	FACILITY CODE

11. THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICITATIONS

£	The above numbered solicitation is amended as set forth in Item 14. The hour and date specified for receipt of Offers £ is extended, £ is not extended.

Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended, by one of the following methods: (a) By completing items 8 and 15, and returning         copies of the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted; or (c) By separate letter or telegram which includes a reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEDGEMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by virtue of this amendment you desire to change an offer already submitted, such change may be made by telegram or letter, provided each telegram or letter makes reference to the solicitation and this amendment, and is received prior to the opening hour and date specified.

12.	ACCOUNTING AND APPROPRIATION DATA (If required) Net Increase: $ 8,000,000.00 2016.1992016.25103

13. THIS ITEM ONLY APPLIES TO MODIFICATION OF CONTRACTS/ORDERS. IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14.

CHECK ONE	A. THIS CHANGE ORDER IS ISSUED PURSUANT TO: (Specify authority) THE CHANGES SET FORTH IN ITEM 14 ARE MADE IN THE CONTRACT ORDER NO. IN ITEM 10A.

B.  THE ABOVE NUMBERED CONTRACT/ORDER IS MODIFIED TO REFLECT THE ADMINISTRATIVE CHANGES (such as changes in paying office, appropriation date, etc.) SET FORTH IN ITEM 14, PURSUANT TO THE AUTHORITY OF FAR 43.103(b).

C. THIS SUPPLEMENTAL AGREEMENT IS ENTERED INTO PURSUANT TO AUTHORITY OF:
X	D. OTHER (Specify type of modification and authority) Bilateral: Mutual Agreement of the Parties.

E. IMPORTANT: Contractor     £ is not,     ☒ is required to sign this document and return    0    copies to the issuing office.

14.	DESCRIPTION OF AMENDMENT/MODIFICATION (Organized by UCF section headings, including solicitation/contract subject matter where feasible.)

Tax ID Number: 20-3905814

DUNS Number: 623713034

see the Attached Pages.

Delivery: 05/23/2018

Delivery Location Code: HHS

HHS

200 Independence Avenue, SW

Washington DC 20201 US

Appr. Yr.: 2016 CAN: 1992016 Object Class: 25103

FOB: Destination

Continued …

Except as provided herein, all terms and conditions of the document referenced in Item 9A or 10A, as heretofore changed, remains unchanged and in full force and effect.

15A. NAME AND TITLE OF SIGNER (Type or print) Prabhavathi Fernandes, President & CEO		16A. NAME AND TITLE OF CONTRACTING OFFICER (Type or print) ETHAN J. MUELLER
15B. CONTRACTOR/OFFEROR Prabhavathi Fernandes (Signature of person authorized to sign)	15C. DATE SIGNED Sept 26 2016	16B. UNITED STATES OF AMERICA ETHAN J. MUELLER (Signature of Contracting Officer)	16C. DATE SIGNED 9/26/16

NSN 7540-01-152-8070	STANDARD FORM 30 (REV. 10-83)
Previous edition unusable	Prescribed by GSA
FAR (48 CFR) 53.243

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED				PAGE OF
	HHSO100201300009C/0017				2	33
NAME OF OFFEROR OR CONTRACTOR
CEMPRA PHARMACEUTICALS, INC. 1425009
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)
4	Period of Performance: 05/24/2013 to 05/23/2018 Change Item 4 to read as follows (amount shown is the obligated amount): Phase 2/3 Clinical Evaluation and Phase 1 Suspension Relative Bioavailability Study. Reports and Other Data Deliverables. Amount: $25,521,725.48 Amount: $8,000,000.00				8,000,000.00

NSN 7540-01-152-8067	OPTIONAL FORM 336 (4-86)
Sponsored by GSA
FAR (48 CFR) 53.110

A. The purpose of this modification is for the Government and the Contractor to bilaterally modify the Statement of Work requirements for Option 3 CLIN 0004 for the purposes of adding within scope changes to the Statement of Work for the purposes of adding to Option 3 CLIN 0004, Paragraph 4.6.1.2 Manufacture Key Starting Material (Stage 5) and validation batches of solithromycin drug substance (API) batches that will be used to manufacture drug product batches to support commercial launch and the manufacture of POS registration batches and the following revised Paragraph 4.6.5.1 POS Phase 2/3 CTM / Registration Batch and capsule CTM Stability Studies, including Phase 1 POS CTM stability for supportive expiry (WBS 4.6.5.1) in order to comply with FDA Guidance. These within scope changes to Option 3 CLIN 0004 are all necessary for compliance with FDA Guidance and the full completion of Option 3 CLIN 0004.

1. Under, ARTICLE B.3. OPTION PRICES, Option 3, CLIN 0004 is hereby modified as follows:

1.

Option 3, CLIN 0004, is a cost-sharing CLIN. Monies shall be provided for the total cost of performance from the Department of Health and Human Services, and the Contractor, Cempra Pharmaceuticals, Incorporated.

2.

The Government shall provide monies for Option 3, CLIN 0004 in an amount not to exceed $33,521,725.48. The total amount obligated by the Government for Option 3, CLIN 0004 shall not exceed the Total Estimated Cost of $33,521,725.48 and the Government will not be responsible for any Contractor incurred costs that exceed this amount under Option 3, CLIN 0004 unless a modification to the contract is signed by the Contracting Officer which expressly increases this amount. The Contractor’s share for Option 3, CLIN 0004 is estimated at $13,036,226.46.

3.

For Option 3, CLIN 0004, the Contractor shall maintain records of all contract costs (including costs claimed by the Contractor as being its share) and such records shall be subject to the Audit and Records-Negotiation and Final Decisions on Audit Findings clauses of the General Clauses.

4.

For Option 3, CLIN 0004, costs contributed by the Contractor shall not be charged to the Government under any other contract, grant, or cooperative agreement (including allocation to other grants, contracts, or cooperative agreements as part of an independent research and development program). The Contractor shall report the organization’s share of the costs expended by category, on the Financial Report, as referenced in the CONTRACT FINANCIAL REPORT Article in SECTION G of this contract.

5.	The following clause contained in Article I.1, Section I CONTRACT CLAUSES is applicable ONLY to Option 3, CLIN 0004:

FAR Clause No. 52.216-12	Date Apr 1984	Title Cost Sharing Contract – no fee (Applicable to Option 3, CLIN 0004 ONLY)

CLIN	Estimated Period of Performance	Supplies/Services	Total Estimated USG Cost	Total Estimated Cempra Cost Sharing	Total Estimated Cost
0004	29 February 2016 through 23 May 2018.	Phase 2/3 Clinical Evaluation and Phase 1 Suspension Relative Bioavailability Study. Reports and Other Data Deliverables.	$33,521,725.48	$13,036,226.46	$46,557,951.94

2. This modification results in the following increases to Option 3 CLIN 0004 of the contract:

Total Estimated USG Cost (USG Share ONLY) of Option 3 CLIN 4: From $25,521,725.48 By $8,000,000.00 To $33,521,725.48.

Total Estimated Cempra Cost Sharing (Cempra’s Share ONLY) of Option 3 CLIN 4: From $9,925,115.46 By $3,111,111.00 To $13,036,226.46.

Total Estimated Cost (USG Share and Cempra’s Share) of Option 3 CLIN 0004: From $35,446,840.94 By $11,111,111.00 To $46,557,951.94.

3. This modification also results in an increase in the total amount of the contract From $60,226,535.10 By $8,000,000.00 To $68,226,535.10 as well as the following:

Total Estimated Cost of the Contract: From $58,021,194.94 By $8,000,000.00 To $66,021,194.94.

No Change to the Total Fixed Fee of the Contract of $2,205,340.16.

Total Estimated Cost Plus Fixed Fee of the Contract: From $60,226,535.10 By $8,000,000.00 To $68,226,535.10

4. In Block 14 of the SF 26, the following CAN Number is added: Appropriation Year: 2016, Object Class: 25103, CAN# 1992016 $8,000,000.00

5. In Block 15G of the SF 26, the amount of $60,226,535.10 is hereby changed to $68,226,535.10.

6. The Government and the Contractor bilaterally modify Attachment 1, Statement of Work dated 16 January 2015, under PART III, LIST OF DOCUMENTS, EXHIBITS AND OTHER ATTACHMENTS, SECTION J  LIST OF ATTACHMENTS for the purposes of adding to Option 3 CLIN 0004,Paragraph 4.6.1.2 Manufacture Key Starting Material (Stage 5) and validation batches of solithromycin drug substance (API) batches that will be used to manufacture drug product batches to support commercial launch and the manufacture of POS registration batches and the following revised Paragraph 4.6.5.1 POS Phase 2/3 CTM / Registration Batch and capsule CTM Stability Studies, including Phase 1 POS CTM stability for supportive expiry (WBS 4.6.5.1) under Option 3 CLIN 0004 that are within the general scope of both the contract and Option 3 CLIN 4 and are required for both the full completion of Option 3 CLIN 0004 and also are required per recent FDA Guidance. As such, Attachment 1, Statement of Work dated 16 January 2015, under PART III, LIST OF DOCUMENTS, EXHIBITS AND OTHER ATTACHMENTS, SECTION J - LIST OF ATTACHMENTS is hereby deleted and replaced with the attached Statement of Work dated 7 September 2016 (27 Pages attached herein). The efforts within Option 3 CLIN 0004 that involve clinical human trials/studies and non-clinical animal studies cannot be performed until the receipt and approval of all required Protocols by BARDA inclusive of all IRB, OHRP approvals and any required Ethics Approvals for any clinical trials/studies and any required approved OLAW Assurances and IIA approvals from OLAW for any non clinical animal studies.

7. Under Section F.2 Deliverables, 3. Contract WBS Milestones & Related Deliverables Milestone 16 ONLY is hereby deleted and replaced with the attached. (See Attached Page).

8. Under Article I.1, Section I Contract Clauses of the contract, the asterisk associated with HHSAR 352.231-70 Salary Rate Limitation (Aug 2012) is deleted and replaced with the following:

The provisions set forth by this clause will only apply if and when any funds are obligated from HHS funding appropriated in the 2012, 2013, 2014, 2015 and 2016 Government Fiscal Years.

9. The period of performance of Option 3, CLIN 0004 from 29 February 2016 through 23 May 2018 herby remains unchanged.

10. The total amount, scope and period of performance of all other CLIN(s) that are currently being performed under the contract remain unchanged. This modification does not exercise any unexercised Option CLINs under the contract and does not authorize any performance of efforts under any unexercised Option CLINs under the contract. In addition, the total amount, scope and period of performance of all unexercised Option CLINs under the contract remain unchanged.

B. This is a bilateral modification. All other terms and conditions remain unchanged.

3. STATEMENT OF WORK

3.1 Preamble

Independently and not as an agent of the Government, the Contractor shall be required to furnish all the necessary services, qualified personnel, material, equipment, and facilities, not otherwise provided by the Government, as needed to perform the Statement of Work submitted in response to Broad Agency Announcement (BAA) BARDA CBRN BAA-12-100-SOL-00011.

The Government reserves the right to modify the milestones, progress, schedule, budget, or product to add or delete products, process, or schedule as need may arise. Because of the nature of this (R&D) contract and complexities inherent in this and prior programs, at designated milestones the Government will evaluate whether work should be redirected, removed, or whether schedule or budget adjustments should be made. In any event, the Government reserves the right to change product, process, schedule, or event to add or delete part or all of these elements as the need arises.

3.2 Overall Objectives and Scope

The overall objective of this contract is to advance the development of solithromycin (SOLI) as an intravenous (IV) and orally-delivered antibiotic for use in the pediatric population for the treatment of community-acquired bacterial pneumonia (CABP) and for protection against biothreat organisms, including Bacillus anthracis and Francisella tularensis. The scope of work is organized in 5 severable phases (Clinical Line Item Number [CLIN] 1 through 5):

1.	CLIN 1

The Contractor will carry out the following tasks and subtasks and in accordance with the agreed upon Integrated Master Schedule, which further details the conduct of the specific tasks and subtasks.

1.1	Program Management (WBS 1.1)

The Contractor outsources a majority of the work to established practitioners in each discipline, with the Contractor team providing experienced program management, coordination, and oversight. All selected purchased commercial service providers for the BARDA project have proven their ability to deliver quality work cost-effectively and on schedule. The Contractor shall provide for the following program management activities as outlined below:

1.1.1

The Contractor will provide overall management, integration and coordination of all contract activities, including a technical and administrative infrastructure to ensure the efficient planning, initiation, implementation, and direction of all contract activities.

1.1.2

The Principal Investigator is responsible for overall leadership for project management, communication, tracking, monitoring and reporting on status and progress, and modification to the project requirements and timelines, including projects undertaken by subcontractors.

1.1.3	The Project Manager will oversee the monitoring and tracking day-to-day progress and timelines, coordinating communication and project activities; costs incurred; and program management.
1.1.4	The Principal Investigator and the Project Manager will act as the BARDA Liaison with responsibility for effective communication with the Project Officer and Contracting Officer.
1.1.5

The Contractor has adequate administrative staff and legal consultants to provide development of compliant subcontracts, consulting, and other legal agreements, and ensure timely acquisition of all proprietary rights, including IP rights, and reporting all inventions made in the performance of the project.

1.1.6

The Contractor’s Project Management Team along with support from the Finance department has responsibility for financial management and reporting on all activities conducted by the Contractor and any subcontractors and service providers.

Cempra Inc.	CONFIDENTIAL	Page 1 of 20

1.1.7	Contract Review Meetings
1.1.7.1

The Contractor’s team will participate in regular face-to-face meetings on a quarterly basis to coordinate and oversee the contract effort as directed by the Contracting and Project Officers. Such meetings may include, but are not limited to, meeting of the Contractor and subcontractors to discuss clinical manufacturing progress, product development, product assay development, scale up manufacturing development, clinical sample assays development, preclinical/clinical study designs and regulatory issues; meetings with individual Contractors and other HHS officials to discuss the technical, regulatory, and ethical aspects of the program; and meeting with technical consultants to discuss technical data provided by the Contractor.

1.1.7.2

The Contractor will participate in teleconferences every 2 weeks between the Contractor and BARDA to review technical progress. The Contractor will include subcontractors and service providers as necessary. If additional teleconferences or face-to-face meetings are requested by BARDA, the Contractor will be available.

1.1.8	Integrated Master Schedule (IMS)
1.1.8.1

Within 30 calendar days of the effective date of the contract, the Contractor will submit a first draft of an updated IMS in a format agreed upon by BARDA to the Project Officer and the Contracting Officer for review and comment. The Integrated Master Schedule will be incorporated into the contract, and will be used to monitor performance of the contract. The Contractor will include the key milestones and Go/No Go decision gates. The IMS for the period of performance will be reviewed and accepted by BARDA at the PMBR.

1.1.9	Integrated Master Plan (IMP)
1.1.10

Work Breakdown Structure: The Contractor will utilize a WBS template agreed upon by BARDA for reporting on the contact. The Contractor will expand and delineate the Contract Work Breakdown Structure (CWBS) to a level agreed upon by BARDA as part of their Integrated Master Plan for contract reporting. The CWBS will be discernible and consistent. At BARDA’s request, the Contractor will furnish WBS data at the work package level or at a lower level if there is significant complexity and risk associated with the task.

1.1.11

GO/ NO-GO Decision Gates/Contract Milestones: The IMP will outline key milestones with “Go/No Go” decision criteria (entrance and exit criteria for each phase of the project). The project plan should include, but not be limited to, milestones in manufacturing, non-clinical and clinical studies, and regulatory submissions.

1.1.12

Earned Value Management System Plan: Subject to the requirements under HHSAR Clause 352.234-4, the Contractor will use principles of Earned Value Management System (EVMS) in the management of this contract. The Contractor will follow the Seven Principles:

I.	The Contractor will plan all work scope for the program to completion.
II.	The Contractor will break down the program work scope into finite pieces that can be assigned to a responsible person or organization for control of technical, schedule, and cost objectives.
III.	The Contractor will integrate program work scope, schedule, and cost objectives into a performance measurement baseline plan against which accomplishments may be measured.
IV.	The Contractor will use actual cost incurred and recorded in accomplishing the work performed.
V.	The Contractor will objectively assess accomplishments at the work performance level.
VI.	The Contractor will analyze significant variances from the plan, forecast impacts, and prepare an estimate at completion based on performance to date and work to be performed.
VII.	The Contractor will use earned value information in the company’s management processes.

Cempra Inc.	CONFIDENTIAL	Page 2 of 20

1.1.13

We understand that elements of EVMS will be applied to all applicable projects as part of the IMP. In addition, the Contractor will submit a written summary of the management procedures that will be used to establish, maintain and comply with EVMS requirements.

1.1.13.1

Decision Gate Reporting: On completion of a stage of the product development, as defined in the agreed upon IMS and IMP, the Contractor will prepare and submit to the Project Officer and the Contracting Officer a Decision Gate Report that contains (i) sufficient detail, documentation and analysis to support successful completion of the stage according to the predetermined qualitative and quantitative criteria that were established for Go/No Go decision making; and (ii) a description of the next stage of product development to be initiated and a request for approval to proceed to the next stage of product development.

1.1.14

Risk Management Plan: The Contractor will develop a risk management plan within 90 days of contract award highlighting potential problems and/or issues that may arise during the life of the contract, their impact on cost, schedule and performance, and appropriate remediation plans. This plan will reference relevant WBS elements where appropriate. Updates to this plan will be included every 3 months (quarterly) in the monthly Project Status Report.

1.1.15

Performance Measurement Baseline Review (PMBR): The Contractor will submit a plan for a PMBR to occur within 90 days of contract award. At the PMBR, the Contractor and BARDA will mutually agree upon the budget, schedule and technical plan baselines (Performance Measurement Baseline). These baselines will be the basis for monitoring and reporting progress throughout the life of the contract. The PMBR is conducted to achieve confidence that the baselines accurately capture the entire technical scope of work, are consistent with contract schedule requirements, are reasonably and logically planned, and have adequate resources assigned. The goals of the PMBR are as follows:

I.	Jointly assess areas such as the Contractor’s planning for complete coverage of the SOW, logical scheduling of the work activities, adequate resources, and identification of inherent risks
II.	Confirm the integrity of the Performance Measurement Baseline (PMB)
III.	Foster the use of EVM as a means of communication
IV.	Provide confidence in the validity of the Contractor’s reporting
V.	Identify risks associated with the PMB
VI.	Present any revised PMBs for mutual agreement
VII.

Present an IMS: The Contractor will deliver an initial program IMS that rolls up all time-phased WBS elements down to the activity level. This IMS will include the dependencies that exist between tasks. This IMS will be agreed to and finalized at the PMBR.

VIII.	Present the Risk Management Plan
1.1 .16

Deviation Request: During the course of contract performance, in response to a need to change IMS activities as baselined at the PMBR, the Contractor will submit a Deviation Report. This report will be used to request a change in the agreed-upon IMS and timelines, if necessary. This report will include: (i) discussion of the justification/rationale for the proposed change; (ii) options for addressing the needed changes from the agreed upon timelines, including a costbenefit analysis of each option; and (iii) recommendations for the preferred option that includes a full analysis and discussion of the effect of the change on the entire product development program, timelines, and budget.

1.1.17	Monthly and Annual Reports: The Contractor will deliver Project Status Reports on a monthly basis. The reports will address the items below cross referenced to the WBS, SOW, IMS, and EVMS:
I.	Executive summary highlighting the progress, issues, and relevant activities in manufacturing, non-clinical, clinical, and regulatory;
II.	Progress in meeting contract milestones, detailing the planned progress and actual progress during the reporting period, explaining any differences between the two and corrective steps;
III.	Updated IMS;

Cempra Inc.	CONFIDENTIAL	Page 3 of 20

IV.	Updated EVMS;
V.	Updated Risk Management Plan (Every 3 months);
VI.	Three month rolling forecast of planned activities;
VII.	Progress of regulatory submissions;
VIII.	Estimated and actual expenses;
1.1.18	Data Management: The Contractor will develop and implement data management and quality control systems/procedures, including transmission, storage, confidentiality, and retrieval of all contract data;
1.1.18.1	Provide for the statistical design and analysis of data resulting from the research;
1.1.18.2	Provide raw data or specific analyses of data generated with contract funding to the Project Officer, upon request.
1.2	Non-Clinical Development (WBS 1.2)
1.2.1	PK/PD (WBS 1.2.1 - reserved)
1.2.2	Safety (WBS 1.2.2)
1.2.2.1	Segment 3 toxicology (WBS 1.2.2.1): A Segment 3 toxicology study will be conducted to evaluate effects of SOLI on gestation, parturition, and lactation.
1.2.2.2

Juvenile toxicology (WBS 1.2.2.2): This study is designed to characterize postnatal developmental toxicities that would not be detected in routine perinatal/postnatal toxicity study designs. NOTE: Segment II toxicology generally provides sufficient data to proceed with pediatric studies for antibiotics in the macrolide class. Therefore, although the Contractor has budgeted for juvenile toxicology in the Cost Proposal, the Contractor does not propose to do this study unless specifically requested by the FDA.

1.3	Non-Clinical Biodefense (WBS 1.3)
1.3.1	Agent Characterization (WBS 1.3.1 - reserved)
1.3.2	Model Development (WBS 1.3.2)
1.3.2.1

Determination of Protein Binding in Monkey Plasma (WBS 1.3.2.1): When modeling IV doses in monkeys that equate to the human therapeutic oral dose (for CABP), the degree of protein binding of SOLI in monkey plasma must be taken into consideration.

1.3.2.2

Reverse PK/PD Modeling for Non-Human Primate (NHP) Dose (WBS 1.3.2.1): IV dosing of monkeys is necessary to overcome the first pass metabolism that SOLI undergoes after oral administration in monkeys, which is unlike that seen in human oral studies. The pharmacokinetic (PK) data from a previously completed 28-day IV toxicology/toxicokinetic study in non-infected cynomolgus monkeys administered various SOLI dosing regimens will be used to develop a structural population PK model describing the disposition of SOLI. Using this population PK model, SOLI dosing regimens will be identified which provide concentration-time profiles similar to those for dosing regimens being developed for treatment of patients with community-acquired bacterial pneumonia (CABP).

1.3.2.3

Pilot NHP efficacy study in cynomolgus macaques for treatment of inhalational anthrax (WBS 1.3.2.2): In this non-GLP study, an established monkey model will be used to determine the effective dose & duration of SOLI necessary for treatment of inhalational anthrax.

1.3.2.4

Pilot NHP efficacy study in cynomolgus macaques for treatment of pneumonic tularemia (WBS 1.3.2.3): In this non-GLP study, an established monkey model will be used to determine the effective dose & duration of SOLI necessary for treatment of inhalational tularemia.

Cempra Inc.	CONFIDENTIAL	Page 4 of 20

1.3.2.5

PKIPD Confirmation Modeling and Determination of Dose for Pivotal Efficacy Studies (WBS 1.3.2.1): Using the data from the pilot treatment efficacy studies in NHPs, population PK and PK/PD analyses will be conducted. The population PK model based on data from non-infected cynomolgus monkeys will be refined as necessary to describe the data from cynomolgus monkeys infected with biothreat agents including B. anthracis or F. tularensis.This refined population PK model will be used to predict exposures for the humanized SOLI dosing regimens studied. PK-PD analyses for efficacy will then be conducted and PK-PD relationships based on these analyses will be used to guide selection of SOLI dosing regimens for further evaluation in pivotal studies.

1.3.3	Efficacy and Safety (WBS 1.3.3)
1.3.3.1	RESERVED.
1.3.3.2	RESERVED.
1.4	Clinical Studies (WBS 1.4)
1.4.1	Phase 1 (WBS 1.4.1)
1.4.1.1

Pediatric Dose Determination (WBS 1.4.1.1 and WBS 1.4.1.2): Compartmental PK/PD modeling and simulation of doses that takes into account body weight, height and the volume of distribution differences in pediatrics will be conducted. In addition, pediatric dose-determination studies will be performed to determine dose adjustments from the adult dose that are related to differences in CYP‑based metabolism and drug elimination pathways in young children. Population variability in the pediatric age groups as well as the potential for drug-drug interactions will be taken into consideration.

1.4.1.2

Phase 1a Adolescents PK and Safety Study (WBS 1.4.1.1): The doses determined by the modeling experiments will be tested to determine safety and PK of SOLI in adolescents. Since Phase 1 studies in pediatrics are performed as an add-on to standard therapy in patients, a multiple day dosing strategy is proposed as it can be beneficial to current therapy, while a single dose will have limited added benefit. The Phase 1a safety and PK study will be performed with oral capsules in an open-label study in adolescents (12-17 years) receiving concomitant antibiotic treatment. Each cohort will contain 8-16 subjects.  SOLI bioanalytical method development and validation in small volumes of human plasma and using dried blood spots (DBS) will be performed to support analysis of SOLI plasma levels in pediatric populations. Validation of DBS analysis will be performed if feasible and only if sufficient volume is available in blood draws.

1.4.1.3

Phase 1 Suspension Bioavailability Study (WBS 1.4.1.3): The relative bioavailability of the SOLI suspension formulation (relative to capsules) will be determined in healthy adult volunteers in an open-label, randomized, cross-over study.

1.4.1.4

Phase 1b Pediatric PK and Safety Study site startup activities, including protocol development, site selection and startup activities, and shipment of drug and PK kits (WBS 1.4.1.2):  The Phase 1b safety and PK study will be designed for administration of oral capsules, suspension, and IV solution in children <12 years, and administration of IV solution-only in adolescents (12-17 years) receiving concomitant antibiotic treatment.

1.4.2	Phase 2/3 (WBS 1.4.2 - reserved)
1.5	Regulatory (WBS 1.5)
1.5.1	IND (WBS 1.5.1)
1.5.1.1

Pediatric Study Plan: The Contractor will submit a pediatric plan to the FDA within 60 days after the EOP2 meeting for the adult CABP and gonorrhea (GC) indications. The Contractor will submit an Agreed Initial PSP within 90 days of a meeting with FDA or receipt of written comments from FDA on the PSP.

Cempra Inc.	CONFIDENTIAL	Page 5 of 20

1.5.1.2

Meeting with FDA regarding Pediatric Development: When the Contractor submits the Pediatric Study Plan to FDA, a request will be made to hold a meeting with FDA to discuss the proposed pediatric studies.

1.5.1.3	The Contractor will submit the Phase 1a protocol (Adolescent PK study) to FDA for review and comment.
1.5.1.4

The Contractor will submit a new IND for SOLI Powder for Oral Suspension (POS) including full CMC information on the suspension formulation, an updated Investigator Brochure and the final protocol for the Phase 1 suspension bioavailability study. The new IND will cross-reference data in the oral capsule and IV INDs. The Contractor will provide BARDA with all data submitted with the new IND.

1.5.2	NDA Activities (WBS 1.5.2)
1.5.2.1	The Contractor will submit a CMC Amendment for newly manufactured capsules (to be used in the Phase 1a/1b Pediatric PK and Safety Studies).
1 5.2.2

The Contractor will submit a CMC Amendment for the new IV formulation containing tri-amino acid buffer (to be used in the Nonclinical Biodefense animal studies and Phase 1b Pediatric PK and Safety Studies).

1.5.2.3	After completion of each study, the Contractor will update relevant IND modules/summaries and submit all data and reports to the IND.
1.5.2.4	RESERVED.
1.5.2.5	RESERVED.
1.5.2.6	The Contractor will submit the Phase 1a Adolescent PK Study protocol to the SOLI capsule IND prior to enrollment of the first patient.
1.5.2.7

The Contractor will submit a Phase 1b Pediatric Study protocol including PK/PD modeling of IV and capsules to FDA for review.  Prior to enrollment of the first patient, the Contractor will submit the Phase 1b protocol to the IND. If necessary, after determination of the relative bioavailability of the suspension formulation, and prior to enrollment of suspension cohorts, the Contractor will submit a Phase 1b Study protocol amendment.

1.6	CMC (WBS 1.6)
1.6.1	Chemistry (Formulation Studies) (WBS 1.6.1)
1.6.1.1	Obtain API: Drug substance will be sourced from the Contractor’s current API supplier.
1.6.1.2

Preformulation Studies: Preformulation studies will include pH solubility profiling, pH stability profiling, taste threshold evaluation and stress testing of SOLI. Part of the formulation development will be a study to assess excipients compatibility with SOLI.  Commonly used pharmaceutical excipients suitable for a POS dosage formulation of SOLI, such as diluents, sugars, sugar alcohols, hydroxypropyl cellulose, viscosity improvers (xanthan gum, etc.) and preservatives (potassium sorbate, etc.) will be evaluated for compatibility with SOLI.  Mixtures of SOLI and the excipients will be prepared and exposed to several stress conditions and placed on short term stability.  Samples will be pulled after storage and stability will be assessed.  To support the taste masking efforts the solubility of SOLI in the preferred suspending vehicles including water will be evaluated. SOLI In this study the water can be buffered to a pH in the range of 6-8, because SOLI solubility is low in this pH range.

1.6.1.3

Formulation development and stability studies: The target POS will be formulated to consist of approximately 10-20% SOLI as powder and to deliver approximately 30-70 mg/mL of SOLI as suspension upon reconstitution.  Considerations for development of the POS formulation are: taste of suspension, suspendability, uniformity of dosage form (POS blend uniformity / sample from

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reconstituted suspension), powder flow, particle size, bulk density and moisture content. During trial formulations, the main considerations are: taste of suspension, suspendability, uniformity of dosage form and moisture content.  Stability studies on prototype POS formulations in bottle packaging will be conducted. Stability studies on prototype reconstituted suspension will also be conducted. The need for an antioxidant in the formulation will be evaluated as part of the development.

1.6.1.4

Taste-masking formulation development: For initial approach, organoleptic method will be tried, which includes non-reducing sugars, sugar alcohols, other sweetener and other excipients to mask the bitter taste of the API.  Initial taste masking development work may include a wet granulation technique using nonreducing sugars (e.g. powdered sucrose) and/or sugar alcohols as diluents and binders (e.g. hydroxypropyl cellulose).  This approach will also establish a suspendability upon reconstitution, content uniformity, and flowability of the powder.  If it is difficult to improve taste by organoleptic method, a POS formulation would be developed by physical taste masking method or combination of organoleptic method and physical method.  Taste-masking sensory panels will evaluate the taste of the reconstituted suspension from the POS, and provide feedback to the formulation team. Studies will also include the selection of the appropriate container size for the POS and evaluation of the ability of the dose measurement device (syringe or dose cup to deliver the required dose). Compatibility of the container closure with the POS and compatibility of the dosing device (syringe or Dosing cup) with the reconstituted POS will also be evaluated.

1.6.2	Pre-Clinical Manufacturing (WBS 1.6.2)
1.6.2.1

POS Feasibility Lots: The formulation and process variables that are critical to meet the target product profile will be reconfirmed and used to guide the manufacture of clinical trial material (CTM) for Phase 1. A stability study will be conducted on the drug product from the feasibility lot.

1.6.3	Pilot Scale Manufacturing (WBS 1.6.3)
1.6.3.1	Contractor will manufacture, package, label and release Capsule and IV drug product for shipment to Phase 1 clinical sites. Executed batch records will be sent to BARDA.
1.6.3.2	Contractor will manufacture, package, label and release applicable IV drug product supplies for the NHP pilot studies.
1.6.3.3

Phase 1 clinical trial material (CTM) lots of POS: Current plans are to manufacture CTM for Phase 1 studies.  Excipients complying with the standard of USP/NF/EP and excipients that have already been used in commercially available drug products in US/EU will be used.  A stability study will be performed at Toyama Chemical according to the ICH guidelines.  Clinical (primary) packaging is planned. The POS for clinical studies will be packaged in wide-mouthed HDPE bottles with each bottle containing a 5 day course of therapy for Phase 1b.  The higher strength formulation will be packaged and shipped first to support the Bioavailability study. The bottles will be labeled based on English text provided by Cempra.  Supplies should be shipped in time to start clinical trials in the US.  A full Certificate of Analysis for the CTM batch will be provided.

1.6.4	Commercial (WBS 1.6.4 - reserved)

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1.6.5	Controls/Analytical Validation (WBS 1.6.5)
1.6.5.1

Analytical methods will be set with the same conditions and concentration of sample/standard solution as those of the current SOLI 200 mg capsule drug product. Appropriate diluents will be selected to extract SOLI from the powder for oral suspension drug product.  For method validation, Specificity, Linearity, Detection Limit, Quantitation Limit, Accuracy and Repeatability will be performed before the pediatric pharmacokinetic (PK) studies (early clinical stage) and Intermediate Precision and Robustness will be performed before completion of registration batches.  The analytical methods required include:

•	Appearance and Identification by HPLC
•	Product Assay and Related Substances Assay
•	Dissolution
•	Moisture Content
•	Microbial Limit Testing (MLT)
•	Preservative Assay (as appropriate)
•	Anti-oxidant Assay (as appropriate)

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2.	CLIN 2
2.1	Program Management (WBS 2.1)

The Contractor outsources a majority of the work to established practitioners in each discipline, with the Contractor team providing experienced program management, coordination, and oversight. All selected purchased commercial service providers for the BARDA project have proven their ability to deliver quality work cost-effectively and on schedule. The Contractor shall provide for the following program management activities as outlined below:

2.1.1

The Contractor will provide overall management, integration and coordination of all contract activities, including a technical and administrative infrastructure to ensure the efficient planning, initiation, implementation, and direction of all contract activities.

2.1.2

The Principal Investigator is responsible for overall leadership for project management, communication, tracking, monitoring and reporting on status and progress, and modification to the project requirements and timelines, including projects undertaken by subcontractors.

2.1.3	The Project Manager will oversee the monitoring and tracking day-to-day progress and timelines, coordinating communication and project activities; costs incurred; and program management.
2.1.4	The Principal Investigator and the Project Manager will act as the BARDA Liaison with responsibility for effective communication with the Project Officer and Contracting Officer.
2.1.5

The Contractor has adequate administrative staff and legal consultants to provide development of compliant subcontracts, consulting, and other legal agreements, and ensure timely acquisition of all proprietary rights, including IP rights, and reporting all inventions made in the performance of the project.

2.1.6

The Contractor’s Project Management Team along with support from the Finance department has responsibility for financial management and reporting on all activities conducted by the Contractor and any subcontractors and service providers.

2.1.7	Contract Review Meetings
2.1.7.1

The Contractor’s team will participate in regular face-to-face meetings on a quarterly basis to coordinate and oversee the contract effort as directed by the Contracting and Project Officers. Such meetings may include, but are not limited to, meeting of the Contractor and subcontractors to discuss clinical manufacturing progress, product development,  product assay development, scale up manufacturing development, clinical sample assays development, preclinical/clinical  study designs and regulatory issues; meetings with individual Contractors and other HHS officials to discuss the technical, regulatory, and ethical aspects of the program; and meeting with technical consultants to discuss technical data provided by the Contractor.

2.1.7.2

The Contractor will participate in teleconferences every 2 weeks between the Contractor and BARDA to review technical progress. The Contractor will include subcontractors and service providers as necessary. If additional teleconferences or face-to-face meetings are requested by BARDA, the Contractor will be available.

2.1.8	Integrated Master Schedule (IMS)
2.1.8.1

Within 30 calendar days of the effective date of the contract, the Contractor will submit a first draft of an updated IMS to the Project Officer and the Contracting Officer for review and comment. The Integrated Master Schedule will be used to monitor performance of the contract. The Contractor will include key milestones and Go/No Go decision gates. The IMS for the period of performance will be reviewed and accepted by BARDA at the PMBR.

2.1.8.2

Changes to the IMS: During the course of contract performance, in response to a need to change IMS activities as baselined at the PMBR, the Contractor will submit a Baseline Change Request. This report will be used to request a change in the agreed-upon IMS and timelines, if necessary.

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2.1.9

Work Breakdown Structure: The Contractor will utilize a WBS template agreed upon by BARDA for reporting on the contact. The Contractor will expand and delineate the Contract Work Breakdown Structure (CWBS) to a level agreed upon by BARDA.

2.1.10

GO/ NO-GO Decision Gates/Contract Milestones: The Go/No Go Milestones will outline key objectives with “Go/No Go” decision criteria (entrance and exit criteria for each phase of the project). The milestones should include, but not be limited to, objectives in manufacturing, non-clinical and clinical studies, and regulatory submissions.

2.1.11

Earned Value Management System: Subject to the requirements under HHSAR Clause 352.234-4, the Contractor will use principles of Earned Value Management System (EVMS) in the management of this contract. The Contractor will follow the Seven Principles:

VIII.	The Contractor will plan all work scope for the program to completion.
IX.	The Contractor will break down the program work scope into finite pieces that can be assigned to a responsible person or organization for control of technical, schedule, and cost objectives.
X.	The Contractor will integrate program work scope, schedule, and cost objectives into a performance measurement baseline plan against which accomplishments may be measured.
XI.	The Contractor will use actual cost incurred and recorded in accomplishing the work performed.
XII.	The Contractor will objectively assess accomplishments at the work performance level.
XIII.	The Contractor will analyze significant variances from the plan, forecast impacts, and prepare an estimate at completion based on performance to date and work to be performed.
XIV.	The Contractor will use earned value information in the company’s management processes as it relates to the BARDA contract.
2.1.12

Risk Management  Plan: The Contractor will develop a risk management plan within 90 days of contract award highlighting potential problems and/or issues that may arise during the life of the contract, their impact on cost, schedule and performance, and appropriate remediation plans. This plan will reference relevant WBS elements where appropriate. Updates to this plan will be made as deemed necessary.

2.1.13

Performance Measurement Baseline Review (PMBR): The Contractor will submit a plan for a PMBR to occur within 90 days of contract award. At the PMBR, the Contractor and BARDA will mutually agree upon the budget, schedule and technical plan baselines (Performance Measurement Baseline). These baselines will be the basis for monitoring and reporting progress throughout the life of the contract. The PMBR is conducted to achieve confidence that the baselines accurately capture the entire technical scope of work, are consistent with contract schedule requirements, are reasonably and logically planned, and have adequate resources assigned. The goals of the PMBR are as follows:

IX.	Jointly assess areas such as the Contractor’s planning for complete coverage of the SOW, logical scheduling of the work activities, adequate resources, and identification of inherent risks
X.	Confirm the integrity of the Performance Measurement Baseline (PMB)
XI.	Foster the use of EVM as a means of communication
XII.	Provide confidence in the validity of the Contractor’s reporting
XIII.	Identify risks associated with the PMB
XIV.	Present any revised PMBs for mutual agreement
XV.

Present an IMS: The Contractor will deliver an initial program IMS that rolls up all time-phased WBS elements down to the activity level. This IMS will include the dependencies that exist between tasks. This IMS will be agreed to and finalized at the PMBR.

XVI.	Present the Risk Management Plan

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2.1.14	Monthly and Annual Reports: The Contractor will deliver Project Status Reports on a monthly basis. The reports will address the items below cross referenced to the WBS, SOW, IMS, and EVMS:
IX.	Executive summary highlighting the progress, issues, and relevant activities in manufacturing, non-clinical, clinical, and regulatory
X.	Progress in meeting contract milestones, detailing the planned progress and actual progress during the reporting period, explaining any differences between the two and corrective steps
XI.	Updated IMS
XII.	Updated EVMS
XIII.	Two month rolling forecast of planned activities
XIV.	Progress of regulatory submissions
XV.	Estimated and actual expenses
2.2	Non-Clinical Development (WBS 2.2 - reserved)
2.3	Non-Clinical Biodefense (WBS 2.3 - reserved)
2.4	Clinical (WBS 2.4)
2.4.1	Phase 1 (WBS 2.4.1)
2.4.1.1

Phase 1b Pediatric PK Study (WBS 2.4.1.1):  The Contractor will conduct a multiple dose PK and safety study in pediatrics.  This open-label study will be performed with oral capsules, suspension or IV solution in children less than 12 years, and with IV solution-only in adolescents (12-17 years). Each cohort can contain up to 16 subjects. PK and safety data may be published in a peer-reviewed scientific journal. Changes to the clinical design may occur based on the Cempra’s assessment with input from BARDA.

2.4.1.2

PK/PD-modeling for pediatric therapeutic dose justification for Phase 2/3 trial (WBS 2.4.1.2): Using PK data from Phase 1a/b studies, the population PK will be modeled. Pediatric therapeutic doses will be selected based upon the target attainment PK/PD modeling based on plasma and pulmonary levels in adult subjects.

2.4.2	Phase 2/3 (WBS 2.4.2)
2.4.2.1

Phase 2/3 pediatric CABP study Startup activities (WBS 2.4.2.1):  The Phase 2/3 safety study will be designed for administration of oral capsules, suspension, and IV solution in pediatric CABP patients receiving concomitant antibiotic treatment. The Phase 2/3 study startup activities will include but are not limited to: development of a protocol and SAP, site feasibility/selection and activation activities, development of an Informed Consent Form, Clinical Monitoring Plan, Regulatory Binder, Safety Reporting Plan, Data Management Plan and other study documentation (to include any foreign regulatory submission documents), establishing a DSMC and charter, and shipment of CTM and PK kits. Changes to the clinical design may occur based on Cempra’s assessment with input from BARDA.

2.5	Regulatory (WBS 2.5)
2.5.1	IND (WBS 2.5.1 - reserved)
2.5.2	NDA (WBS 2.5.2)
2.5.2.1	The Contractor will submit IND Amendments for CTM batches (WBS 2.5.2.1)
2.5.2.2	The contractor will submit IMPDs for Pediatric studies (multiple countries)
2.5.2.3	The contractor will submit taste optimization/ DOE work to FDA for POS formulation

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2.5.2.4	The Contractor will submit the Pediatric Phase 2/3 protocol and Clinical Study Regulatory Documents to FDA (WBS 2.5.2.2)
2.5.2.5

The Contractor will submit an NDA for IV and oral capsules in adults for CABP and GC indications, including adolescent GC patients. PDUFA fees for these NDAs will be covered by the Contractor (WBS 2.5.2.3).

2.5.2.6	The Contractor will submit the Phase 1b CSR to the FDA (WBS 2.5.2.4).
2.5.2.7	The Contractor will submit other BARDA related Regulatory/Ethics Committee amendments and summaries as deemed necessary by Cempra’s Regulatory team.
2.6	CMC (WBS 2.6)
2.6.1	Chemistry (Formulation Studies) (WBS 2.6.1)
2.6.1.1

Obtain API: Drug substance will be sourced from the Contractor’s current API supplier. The API will be used for:  formulation and/or process optimization, clinical supply manufacturing, scale up studies, registration batches and other activities deemed necessary by the Contractor’s CMC team

2.6.1.2	Formulation studies will be conducted at a CMO. These include but are not limited to:
2.6.1.2.1

Excipient compatibility: Several studies will be performed to evaluate the effect of different excipients on the formulation. The excipients include but are not limited to: sucralose, magna-sweet, sodium chloride, flavor, colorant and citric acid.

2.6.1.2.2

Formulation optimization: Several studies to optimize the formulation composition identified from taste evaluation work will be conducted at Catalent.  A Design of Experiments (DoE), or similar approach, will be used.  Studies will include, but are not limited to:

•	Determination of buffer capacity
•	Determine the amount of anti-forming agent required
•	The amount of shaking to re-suspend the powder
•	The level of preservative in the formulation
•	The addition of a colorant to improve aesthetic appeal
•	The amount of water required for reconstitution to a target concentration
•	A method for reconstitution
2.6.2	Pre-Clinical Manufacturing (WBS 2.6.2)
2.6.2.1

POS Process Optimization:  After the formulation optimization DoE work is completed, manufacturing process development and optimization to support the manufacture of clinical supplies for the Phase 2/3 studies will be conducted.  The key requirements of the process include, but are not limited to, these items listed below:

•	The process should consistently yield a homogeneous blend
•	The POS blend should flow sufficiently well for machine processing
•	The process should be scalable
•	The process should be efficient with just enough steps to yield a consistent product

The formulation and process variables that are critical to meet the target product profile will be determined and used to guide the manufacture of clinical trial material (CTM) for Phase 1. A stability study will be conducted on the POS manufactured at target parameters.

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2.6.2.2

Process confirmation:  At least one process confirmation batch will be manufactured at the 20-50 kg scale.  The batch(es) will be packaged and set on stability.  The results from the process confirmation batch(es) will guide manufacture of a clinical batch for the phase 2/3 studies.

2.6.3	Pilot Scale Manufacturing (WBS 2.6.3)
2.6.3.1	Capsules and IV vials will be acquired and packaged for the pediatric Phase 2/3 study (WBS 2.6.3.2).
2.6.3.2

Phase 2/3 POS CTM (WBS 2.6.3.4): Manufacturing, packaging, quality studies, and stability study will be conducted at a CMO. Phase 2/3 CTM will be manufactured at an appropriate scale and, if possible, will suffice as 1 of the 3 registration batches needed for NDA submission. (Registration batch manufacturing, packaging and testing originally planned for CLIN 2 will now be conducted in a future CLIN).  SOLI will be compared to the Standard of Care (SOC) treatment.  If necessary, Cempra will have to procure SOC comparator products as well.

2.6.4	Commercial (WBS 2.6.4 - reserved)
2.6.5	Controls/Analytical Validation (WBS 2.6.5).
2.6.5.1	POS Phase 1 CTM Stability Study (WBS 2.6.5.1)
2.6.5.2

Analytical methods to support formulation and process optimization will be adapted from those used in the manufacture of phase 1 clinical supplies. These methods will be further developed and validated to support the phase 2/3 study. The analytical methods required include, but are not limited to:

•	Appearance and Identification by HPLC
•	Product Assay and Related Substances Assay
•	Dissolution
•	Moisture Content
•	Microbial Limit Testing (MLT)
•	Preservative Assay (as appropriate)
•	Microbial Effectiveness Test (AET) methods

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3.	CLIN 3
3.1	Program Management (WBS 3.1)
3.1.1	Program management scope is consistent with that outlined in CLIN 2.
3.2	Non-Clinical Development (WBS 3.2 - reserved)
3.3	Non-Clinical Biodefense (WBS 3.3)
3.3.1	Agent Characterization (WBS 3.3.1 - reserved)
3.3.2	Model Development (WBS 3.3.2 - reserved)
3.3.3	Efficacy and Safety (WBS 3.3.3)
3.3.3.1

Pivotal NHP Efficacy Study in cynomolgus macaques for treatment of inhalational anthrax (WBS 3.3.3.1): The therapeutic dose selected based on the pilot NHP study and PK/PD modeling will be tested in the pivotal GLP study to determine the efficacy of SOLI in the therapeutic model of inhalational anthrax in cynomolgus monkeys.

3.3.3.2

Pivotal NHP Efficacy Study in cynomolgus macaques for treatment of inhalational tularemia (WBS 3.3.3.2): The dose selected based on the pilot NHP study and PK/PD modeling will be tested in a pivotal GLP study to determine the efficacy of SOLI in the therapeutic model of inhalational tularemia in cynomolgus monkeys.

3.3.3.3

PK/PD Modeling and Translation to Human Dose for Treatment of lnhalational Anthrax and Tularemia (WBS 3.3.3.3): The plasma concentration-time data from the infected cynomolgus monkeys will be evaluated using a similar structural population PK model as that previously developed for the non-infected animals, and individual SOLI exposure measures (AUC) will be generated for each animal. These individual exposure measures will then be utilized in subsequent PK/PD analyses for both animal survival and SOLI microbiologic response. The relationship between the AUC:MIC ratio and the efficacy endpoints, animal survival, and the microbiological response to therapy measured at the end‑oftherapy, will be examined. If trends for PK/PD relationships for efficacy are observed, initial graphical analyses of efficacy endpoints will be followed by univariable and multivariable logistic or other nonlinear regression modeling techniques. In addition, a survival analysis (i.e., time-to-event analysis) may be conducted if appropriate. These pharmacokinetic parameters will be used to calculate the therapeutic doses for inhalational anthrax and inhalational tularemia in human adults. Upon completion of pediatric PK studies, the therapeutic doses for children for biodefense indications will be extrapolated from the pediatric PK/PD results.

3.4	Clinical (WBS 3.4)
3.4.1	Phase 1 (WBS 3.4.1)
3.4.1.1

Phase 1 Multiple dose PK and Safety study in Human (Adult) Volunteers (WBS 3.4.1.1): The multidose study is planned for 21 days, but could be shortened if efficacy is demonstrated with a shorter duration of SOLI treatment in the NHP studies.

3.4.2	Phase 2/3 (WBS 3.4.2 - reserved)

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3.5	Regulatory (WBS 3.5)
3.5.1	IND (WBS 3.5.1 - reserved)
3.5.2	NDA (WBS 3.5.2)
3.5.2.1	After completion of the NHP pilot studies, the Contractor will submit a meeting request to FDA to discuss submission of the supplemental NDA for the Animal Rule indications (WBS 3.5.2.1).
3.5.2.2	The Contractor will submit supplemental NDAs for use of SOLI capsule and IV formulations for the biodefense indications under the Animal Rule (WBS 3.5.2.2).
3.6	CMC (WBS 3.6)
3.6.1	Chemistry (Formulation Studies) (WBS 3.6.1 - reserved)
3.6.1.1	Obtain API: Drug substance will be sourced from the Cempra’s current API supplier. Registration grade API is required for POS registration batches.
3.6.2	Pre-Clinical Manufacturing (WBS 3.6.2 - reserved)
3.6.3	Pilot Scale Manufacturing (WBS 3.6.3)
3.6.3.1	POS registration batches will be manufactured.
3.6.3.2	IV drug product supplies will be packaged for NHP pivotal studies (WBS 3.6.3.1)
3.6.4	Commercial (WBS 3.6.4 - reserved)
3.6.5	Controls/Analytical Validation (WBS 3.6.5)
3.6.5.1	POS Phase 2/3 CTM Stability Study (WBS 3.6.5.1)
4.	CLIN 4 (GOVERNMENT/CONTRACTOR COST-SHARE)
4.1	Program Management (WBS 4.1)

The Contractor outsources a majority of the work to established practitioners in each discipline, with the Contractor team providing experienced program management, coordination, and oversight. All selected purchased commercial service providers for the BARDA project have proven their ability to deliver quality work cost-effectively and on schedule. The Contractor shall provide for the following program management activities as outlined below:

4.1.1

The Contractor  will provide overall management, integration and coordination of all contract activities, including a technical and administrative infrastructure to ensure the efficient planning, initiation, implementation, and direction of all contract activities.

4.1.2

The Principal Investigator is responsible for overall leadership for project management, communication, tracking, monitoring and reporting on status and progress, and modification to the project requirements and timelines, including projects undertaken by subcontractors.

4.1.3	The Project Manager will oversee the monitoring and tracking day-to-day progress and timelines, coordinating communication and project activities; costs incurred; and program management.
4.1.4	The Principal Investigator and the Project Manager will act as the BARDA Liaison with responsibility for effective communication with the Project Officer and Contracting Officer.

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4.1.5

The Contractor has adequate administrative staff and legal consultants to provide development of compliant subcontracts, consulting, and other legal agreements, and ensure timely acquisition of all proprietary rights, including IP rights, and reporting all inventions made in the performance of the project.

4.1.6

The Contractor’s Project Management Team along with support from the Finance department has responsibility for financial management and reporting on all activities conducted by the Contractor and any subcontractors and service providers.

4.1.7	Contract Review Meetings
4.1.7.1

The Contractor’s team will participate in regular face-to-face meetings on a quarterly basis to coordinate and oversee the contract effort as directed by the Contracting and Project Officers. Such meetings may include, but are not limited to, meeting of the Contractor and subcontractors to discuss clinical manufacturing progress, product development, product assay development, scale up manufacturing development, clinical sample assays development, preclinical/clinical  study designs and regulatory issues; meetings with individual Contractors and other HHS officials to discuss the technical, regulatory, and ethical aspects of the program; and meeting with technical consultants to discuss technical data provided by the Contractor.

4.1.7.2

The Contractor will participate in teleconferences every 2 weeks between the Contractor and BARDA to review technical progress. The Contractor will include subcontractors and service providers as necessary. If additional teleconferences or face-to-face meetings are requested by BARDA, the Contractor will be available.

4.1.8	Integrated Master Schedule (IMS)
4.1.8.1

Within 30 calendar days of the effective date of the contract, the Contractor will submit a first draft of an updated IMS to the Project Officer and the Contracting Officer for review and comment. The Integrated Master Schedule will be used to monitor performance of the contract. The Contractor will include key milestones and Go/No Go decision gates. The IMS for the period of performance will be reviewed and accepted by BARDA at the PMBR.

4.1.8.2

Changes to the IMS: During the course of contract performance, in response to a need to change IMS activities as baselined at the PMBR, the Contractor will submit a Baseline Change Request. This report will be used to request a change in the agreed-upon IMS and timelines, if necessary.

4.1.9

Work Breakdown Structure: The Contractor will utilize a WBS template agreed upon by BARDA for reporting on the contact. The Contractor will expand and delineate the Contract Work Breakdown Structure (CWBS) to a level agreed upon by BARDA.

4.1.10

GO/ NO-GO Decision Gates/Contract Milestones: The Go/No Go Milestones will outline key objectives with “Go/No Go” decision criteria (entrance and exit criteria for each phase of the project). The milestones should include, but not be limited to, objectives in manufacturing, non-clinical and clinical studies, and regulatory submissions.

4.1.11

Earned Value Management System: Subject to the requirements under HHSAR Clause 352.234-4, the Contractor will use principles of Earned Value Management System (EVMS) in the management of this contract. The Contractor will follow the Seven Principles:

XV.	The Contractor will plan all work scope for the program to completion.
XVI.	The Contractor will break down the program work scope into finite pieces that can be assigned to a responsible person or organization for control of technical, schedule, and cost objectives.
XVII.	The Contractor will integrate program work scope, schedule, and cost objectives into a performance measurement baseline plan against which accomplishments may be measured.
XVIII.	The Contractor will use actual cost incurred and recorded in accomplishing the work performed.
XIX.	The Contractor will objectively assess accomplishments at the work performance level.

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XX.	The Contractor will analyze significant variances from the plan, forecast impacts, and prepare an estimate at completion based on performance to date and work to be performed.
XXI.	The Contractor will use earned value information in the company’s management processes as it relates to the BARDA contract.
4.1.12

Risk Management Plan: The Contractor will develop a risk management plan within 90 days of contract award highlighting potential problems and/or issues that may arise during the life of the contract, their impact on cost, schedule and performance, and appropriate remediation plans. This plan will reference relevant WBS elements where appropriate. Updates to this plan will be made as deemed necessary.

4.1.13

Performance Measurement Baseline Review (PMBR): The Contractor will submit a plan for a PMBR to occur within 90 days of contract award. At the PMBR, the Contractor and BARDA will mutually agree upon the budget, schedule and technical plan baselines (Performance Measurement Baseline). These baselines will be the basis for monitoring and reporting progress throughout the life of the contract. The PMBR is conducted to achieve confidence that the baselines accurately capture the entire technical scope of work, are consistent with contract schedule requirements, are reasonably and logically planned, and have adequate resources assigned. The goals of the PMBR are as follows:

XVII.	Jointly assess areas such as the Contractor’s planning for complete coverage of the SOW, logical scheduling of the work activities, adequate resources, and identification of inherent risks
XVIII.	Confirm the integrity of the Performance Measurement Baseline (PMB)
XIX.	Foster the use of EVM as a means of communication
XX.	Provide confidence in the validity of the Contractor’s reporting
XXI.	Identify risks associated with the PMB
XXII.	Present any revised PMBs for mutual agreement
XXIII.

Present an IMS: The Contractor will deliver an initial program IMS that rolls up all time-phased WBS elements down to the activity level. This IMS will include the dependencies that exist between tasks. This IMS will be agreed to and finalized at the PMBR.

XXIV.	Present the Risk Management Plan
4.1.14	Monthly and Annual Reports: The Contractor will deliver Project Status Reports on a monthly basis. The reports will address the items below cross referenced to the WBS, SOW, IMS, and EVMS:
XVI.	Executive summary highlighting the progress, issues, and relevant activities in manufacturing, non‑clinical, clinical, and regulatory
XVII.	Progress in meeting contract milestones, detailing the planned progress and actual progress during the reporting period, explaining any differences between the two and corrective steps
XVIII.	Updated IMS
XIX.	Updated EVMS
XX.	Two month rolling forecast of planned activities
XXI.	Progress of regulatory submissions
XXII.	Estimated and actual expenses
4.1.15

Quality Assurance (QA) and Quality Control (QC): The Contractor will perform QA activities such as the auditing of vendors and clinical sites to ensure that work is completed in compliance with all regulations. Review of all batch records and study documentation will be performed. Pharmacovigilance activities throughout the Phase 2/3 clinical study will also be conducted.

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4.2	Non-Clinical Development (WBS 4.2 - reserved)
4.3	Non-Clinical Biodefense (WBS 4.3 - reserved)
4.4	Clinical Studies (WBS 4.4)
4.4.1	Phase 1 (WBS 4.4.1)
4.4.1.1

Phase 1 Suspension Relative Bioavailability Study (WBS 4.4.1.1): The bioavailability of the Phase 2/3 SOLI suspension formulation (relative to Phase 1 suspension formulation) will be determined in healthy adult volunteers in an openlabel, randomized, cross-over study.

4.4.2	Phase 2/3 (WBS 4.4.2)
4.4.2.1

Phase 2/3 Pediatric CABP Trial (WBS 4.4.2.1): Since CABP infection in children is similar to that documented in adults, results of microbiological efficacy in adults could be extrapolated to children with similar antimicrobial exposure. Therefore, a Phase 2/3 study will be conducted following interim results from the Phase 1 studies. These studies will be conducted after successful completion of adult CABP trials and concurrent to the submission of the NDA for adult CABP. Sparse PK sampling will be collected and used in Pop PK modeling. The outline of this study has been approved in the PSP and the PIP.

4.5	Regulatory (WBS 4.5)
4.5.1	IND (WBS 4.5.1 - reserved)
4.5.2	NDA Activities (WBS 4.5.2)
4.5.2.1	The Contractor will submit Regulatory/ Ethics Committee/ IMPD amendments and summaries as deemed necessary by the Contractor’s regulatory team (WBS 4.5.2.1).
4.5.2.2	The Contractor will submit any Pediatric Phase 2/3 protocol amendments and clinical study regulatory documents to FDA or international regulatory agencies (WBS 4.5.2.2)
4.5.2.3	The Contractor will update the Pediatric Study Plan (PSP) and Pediatric Investigational Plan (PIP) and communicate with FDA/EMA as deemed necessary by the Contractor’s regulatory team (WBS 4.5.2.3).
4.5.2.4	The Contractor will submit to applicable regulatory agencies any Phase 2/3 CTM and POS registration batch documentation, as deemed necessary by the Contractor’s regulatory team (WBS 4.5.2.4)
4.5.2.5	The Contractor will submit the Phase 2/3 CSR to the FDA (WBS 4.5.2.5).
4.6	CMC (WBS 4.6)
4.6.1	Chemistry (Formulation Studies) (WBS 4.6.1)
4.6.1.1	Obtain API: Drug substance will be sourced from Cempra’s current API supplier. Registration grade API is required for POS registration batches.
4.6.1.2

Manufacture Key Starting Material (Stage 5) and validation batches of solithromycin drug substance (API) batches that will be used to manufacture drug product batches to support commercial launch and the manufacture of POS registration batches.

4.6.2	Pre-Clinical Manufacturing (WBS 4.6.2)
4.6.2.1	Scale-up and tech transfer batches will be manufactured for each POS formulation (160 mg/5 mL and 320 mg/5 mL).

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4.6.3	Pilot Scale Manufacturing (WBS 4.6.3)
4.6.3.1

Capsules, IV vials and Powder for Oral Suspension (POS) will be acquired, packaged, stored and distributed for resupply during the pediatric Phase 2/3 study and for the Phase 1 Relative Bioavailability study. Components for IV kits will be procured. At the completion of the clinical study, all CTM from clinical sites will be dispositioned (WBS 4.6.3.1).

4.6.3.2	POS registration batches will be manufactured to support resupply of POS in the Phase 2/3 study (WBS 4.6.3.2).
4.6.4	Commercial (WBS 4.6.4 - reserved)
4.6.5	Controls/ Analytical Validation (WBS 4.6.5)
4.6.5.1	POS Phase 2/3 CTM / Registration Batch and capsule CTM Stability Studies, including Phase 1 POS CTM stability for supportive expiry (WBS 4.6.5.1)
4.6.5.2

Analytical methods to support formulation of registration grade API will be adapted from those used in the manufacture of Phase 2/3 POS clinical supplies. These methods will include, but are not limited to:

•	Product Assay and Related Substances Assay
•	Dissolution
•	Quantitative X-ray Powder Diffraction
•	Shipping Studies
•	Temperature Excursion Studies
•	Photostability Studies
5.	CLIN 5
5.1	Program Management (WBS 5.1)
5.1.1	Program management scope is consistent with that in CLIN 4.
5.2	Non-Clinical Development (WBS 5.2 - reserved)
5.3	Non-Clinical Biodefense (WBS 5.3 - reserved)
5.4	Clinical (WBS 5.4 - reserved)
5.5	Regulatory (WBS 5.5)
5.5.1	IND (WBS 5.5.1 - reserved)
5.5.2	NDA (WBS 5.5.2)
5.5.2.1

At the completion of the Phase 2/3 pediatric CABP trial, the Contractor will submit an NDA for oral suspension for CABP in adults and pediatric populations to the FDA, including  a biodefense indication under the Animal Rule (WBS 5.5.2.1).

5.5.2.2	The Contractor will submit supplemental NDAs for use of SOLI capsule and IV formulations for the CABP and biodefense indications in pediatric patients (WBS 5.5.2.2).

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5.6	CMC (WBS 5.6 - reserved)
6.	OTHER ITEMS
6.1	Facilities, Equipment, and Other Resources

The Contractor confirms the subcontractor and all purchased commercial service providers provide equipment, facilities and other resources under Federal and HHS regulations.

Cempra Inc.	CONFIDENTIAL	Page 20 of 20

3. Contract WBS Milestones & Related Deliverables

No.	GO/NO-GO Decision Gates	GO Criteria	NO-GO Criteria	Deliverable	WBS/SOW#	CLIN #
16.	POS Phase 2/3 CTM Registration Batch and capsule CTM Stability Studies, including Phase I POS CTM stability for supportive expiry and Analytical Methods	Successful Demonstration of Stability and Analytical Methods Formulation	Stability and Analytical Methods Formulation not demonstrated	Final Stability Studies and Analytical Methods Reports	4.6.5/4.6.5	Option 3 CLIN 0004